Exhibit 10.7

Certain confidential portions of this Exhibit were omitted by means of asterisks in lieu of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Securities and Exchange Commission without the Mark pursuant to the Company’s request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

MERCHANT PROCESSING AGREEMENT

This Merchant Processing Agreement, together with Schedules A and B attached hereto and incorporated herein (“Agreement”) is made and entered into this 1st day of, April, 2002 by and between KeyBank National Association, a national bank with its principal office located in Cleveland, Ohio (“KeyBank” ), and Heartland Payment Systems Inc. (“HPS”), a Delaware Corporation with its principal office located in Princeton, New Jersey.

RECITALS

WHEREAS, KeyBank has established a credit card merchant processing program (“Program”) whereby KeyBank provides processing and related services for merchants which accept, as a method of payment for goods and services, Visa, MasterCard and other proprietary credit cards approved for acceptance by KeyBank; and

WHEREAS, the Program is operated in conformity with applicable by-laws and regulations of Visa U.S.A., Inc. (“Visa”) or its successor, and MasterCard International, Inc. (“MasterCard”) or its successor and regulations of governmental agencies; and

WHEREAS, KeyBank is a member of Visa and MasterCard; and

WHEREAS, Heartland Payment Systems, Inc. will from time to time enter into contracts with individual clients (“Clients”) to provide merchant processing services consistent with the Program to said Clients (“Plan”); and

WHEREAS, Heartland Payment Systems, Inc. has entered into an agreement with Vital to provide various services related to the Plan, including but not limited to risk management, front-end and back-end processing, and merchant chargebacks; and

WHEREAS, Heartland Payment Systems, Inc. desires to have KeyBank perform certain other processing and related services of the Program which are applicable to the Plan and which are set forth on the attached Schedule A (Description of Services, Fees and Charges) and on such additional schedules as the parties mutually agree upon.

NOW, THEREFORE, in consideration of the mutual promises of each, the parties agree as follows:

ARTICLE I

RIGHTS, DUTIES, AND RESPONSIBILITIES
OF PARTIES RELATED TO THE PLAN

1.1.                           General

(a)                                  KeyBank will perform such processing and related services as are applicable to HPS’s Plan as set forth in Schedule A.

(b)                                 KeyBank will process HPS’s Plan in accordance with accepted industry standards and in a manner that is consistent with the existing care and attention used for its current portfolio.

(c)                                  HPS acknowledges and agrees that its obligations hereunder and in connection with the Plan include compliance with:

(i)                                     all state and federal laws and regulations which affect the Plan; and

(ii)                                  applicable by-laws and regulations of Visa and/or MasterCard, including but not limited to, providing to KeyBank any information regarding HPS or its Clients requested by KeyBank that is required to be provided to Visa and/or MasterCard.

(d)                                 HPS will pay KeyBank charges as set forth on attached Schedule A in the manner as set forth in Section 1.5.

(e)                                  HPS will, at its expense, administer the Plan in accordance with established risk management practices and take or cause to be taken any such additional action as may be appropriate or necessary to protect KeyBank against any loss as a result of abuse, or fraud on the part of any Client.

(f)                                    HPS has received, and understands and agrees to comply fully with all by-laws and regulations of Visa and MasterCard, including but not limited to, rules regarding independent sales organizations and member service providers.

(g)                                 HPS shall be responsible for all actions or failure to act by Vital in compliance with any of the requirements set forth in this Agreement.

(h)                                 HPS represents that it maintains a sales office at 343 West Bagley Road, Suite 400, Berea, Ohio 44017, and sales representatives throughout the United States. HPS agrees that it will provide KeyBank with written notice of any sales locations or any changes in the location of its current sales office. In addition, HPS shall disclose the following on all statements, marketing and other materials delivered to Clients the following disclosure: “Visa and MasterCard services provided through KeyBank National Association”.

(i)                                     In the event of any inconsistency between any provision of this Agreement and the by-laws and regulations of Visa and/or MasterCard, the by-laws and regulations of Visa or MasterCard in each instance shall be afforded precedence and shall apply.

(j)                                     HPS acknowledges and agrees that Visa and MasterCard are the owners of their trademarks and service marks, that HPS will not contest the ownership of such marks, and that Visa and MasterCard each has the right to immediately and without advance notice prohibit HPS from performing any further service or activity relating to use of their respective marks and the operation of their programs should HPS be deemed by Visa or MasterCard to have violated any Visa or MasterCard by-law or regulation relating to its performance as an independent sales organization or as a member service provider.

(k)                                  KeyBank and HPS agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractor. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship or joint venture or agency or any association for profit between KeyBank and HPS. HPS is not authorized thereunder to hold itself out as an agent of KeyBank or to inform or represent that HPS has authority to bind or obligate KeyBank or to otherwise act on behalf of KeyBank.

1.2.                           Client Relationship Requirements

(a)                                  HPS must satisfy in full the requirements attached in Schedule B before any Client may become a participant in the Plan. Changes to the requirements must be documented by HPS and forwarded to KeyBank for review. No changes in the requirements set forth in Schedule B shall be effective as to KeyBank until approved by KeyBank in writing.

(b)                                 HPS shall solicit applications from eligible merchants at HPS expense, and shall provide each applicant with application materials. HPS shall collect completed, signed application materials from applicants and shall forward such application materials to KeyBank or to such other place as KeyBank may designate.

(c)                                  HPS shall underwrite each application to determine whether each applicant is an eligible merchant, and if in compliance with the attached underwriting requirements (attached hereto as Schedule B) may then be added as an approved merchant to the program and commence processing. HPS shall promptly terminate and remove from the program any applicant that is rejected by KeyBank. KeyBank may obtain credit reports and such other information, as it deems necessary or appropriate to review and underwrite all completed application materials in accordance with the merchant processing policy. HPS will monitor on-line, and other activity, reports on a timely and regular basis for suspicious client deposit activity.

(d)                                 KeyBank reserves the right, in its sole and absolute discretion to (i) change the merchant processing policy, (ii) reject the application of any applicant who KeyBank determines, in the good faith exercise of its underwriting judgment, fails to satisfy KeyBank’s merchant processing policy, and (iii) terminate the merchant processing agreement with respect to any merchant when KeyBank, in good faith, determines that termination is appropriate under KeyBank’s merchant processing policy and the terms of the merchant processing agreement.

(e)                                  Notwithstanding any agreement between HPS and Vital to the contrary, HPS shall be responsible for any loss or damage to KeyBank, its subsidiaries, affiliates, employees, officers, directors, successors or assigns may sustain as a result of any chargebacks, returns, merchant or customer fraud, or any other loss or damage with respect to HPS Plan. HPS will monitor online and other activity reports on a timely and regular basis for suspicious Client deposit activity.

1.3.                           Client Termination

KeyBank reserves the right to terminate any Client from the Plan upon a determination that there is reasonable cause to believe that the Client represents an unfavorable credit risk including but not limited to items in Section 1.2(b) to KeyBank or HPS. KeyBank agrees that as a condition to exercising such right, it will notify HPS of its intent to terminate such Client and provide HPS with the opportunity to consult with KeyBank regarding the intended termination. Nothing in this Section 1.3 shall, however, operate as a limitation on KeyBank discretion in terminating a Client and shall not limit KeyBank’s ability to suspend deposits to a Client’s account if such action is deemed necessary or appropriate by KeyBank.

1.4.                           Liability for Source Documentation

HPS shall bear any liability for source documentation or data as specified in Section 1.8. Failure to provide requested source documentation (including sales draft copies, if available) on a timely basis will result in HPS’s assumption of liability in settlement of cardholder disputes and KeyBank shall have the right to charge the full amount of the transaction in question to the Settlement Account (as defined in Section 1.5(a)). The data and information received by KeyBank pursuant to this Section is the property of KeyBank.

1.5.                           Accounts

(a)                                  HPS will establish, or has established, a settlement account with KeyBank which will be named “Heartland Payment Systems Commercial Customer Trust Account,” pursuant to the terms of a deposit agreement between HPS and KeyBank (the “Settlement Account”). This account will be used for the settlement of Clients’ Visa and MasterCard transactions and to settle fees, charges, interchange fees and reimbursements due to KeyBank hereunder. KeyBank will furnish monthly billings for all Plan services rendered and charges incurred by HPS hereunder. KeyBank’s fees, chargebacks, charges, reimbursements, and interchange fees will be charged to the Settlement Account once per month via a debit based on the detail provided by the account analysis five (5) business days after providing HPS with such detail. HPS agrees to have sufficient funds in the Settlement Account at all times so that any charges by KeyBank against the Settlement Account provided for in this Agreement shall not result in a negative balance. Charges from other processors, if applicable, including Vital will be debited via ACH for settlement of charges monthly. Detailed back-up invoices will be provided.

(b)                                 The parties hereby agree that unless and until written notice changing the account is provided to KeyBank by an authorized officer of HPS, the Settlement Account used for deposit settlement and chargebacks will be KeyBank Account No. ***********

(c)                                  In addition to any other remedy provided by law or this Agreement, if HPS fails to comply with Section 1.4 or this Section 1.5, or fails to reimburse KeyBank or any of its affiliates for any loss or damage as provided for in Section 1.2(b), except when such failure results from inadvertent error which is immediately cured by HPS, KeyBank may, after ten (10) days’ notice to HPS, charge the Settlement Account in any amount for charges or reimbursements provided for in this Agreement.

1.6                              Interchange Fees and Assessments

Interchange/Intrachange fees shall not exceed the amount as set forth in, and provided by, the applicable regulations of Visa or MasterCard which are then in effect. These fees will be settled monthly from the Settlement Account. Reports will be provided by Vital for HPS reconcilement activities daily. Carrying cost on the average daily balance in the Work In Process Account will be charged a rate equivalent to the KeyBank prime rate published on the last bank business day of the billing month.

1.7                              Data Input

(a)                                  HPS is responsible for the quality and accuracy of all data input to KeyBank and Vital and will implement appropriate procedures and take all necessary action to insure that such data is input in the proper sequence and format as specified by KeyBank and Vital. HPS Plan shall be administered in a manner compatible with KeyBank’s and Vital’s program. Any data submitted by HPS for processing which is incorrect will be corrected by HPS at its expense.

1.8.                           Record Retention

(a)                                  BPS will require Clients to retain drafts and other evidences of cardholder transactions for a period of three years. In addition, HPS shall communicate to Clients the importance of providing drafts and other evidences of cardholder transactions. HPS will also assist the Client in directing such documentation to the appropriate area within KeyBank.

(b)                                 HPS will retain evidence of merchant statements and supporting items relating to the Plan for seven (7) years, except where applicable Visa, MasterCard, or federal government agency regulations require retention for a longer period. Reports will be stored for seven (7) years.

* [****] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

ARTICLE II

TERM

2.1.                           Term of Agreement

This Agreement shall commence on the date shown above and, unless terminated as provided herein, shall have an initial term of four years. The Agreement shall continue for successive three year terms unless terminated by either party (a) upon ninety (90) days prior written notice or (b) as otherwise provided in this Agreement.

2.2.                           Agreement Termination

In addition to terminating this Agreement pursuant to Section 2.1:

(a)                                  Either KeyBank or HPS may terminate this Agreement upon material breach of any provision hereof by the other party hereto upon giving such other party ten (10) days prior written notice of its intention to terminate and its reason therefor.

(b)                                 EitherKeyBank or HPS may terminate this Agreement immediately if such other party becomes insolvent, files a petition in a United States Bankruptcy Court, or if a receiver, trustee or conservator is appointed pursuant to a state or federal court proceeding or such other party makes an assignment for the benefit of creditors.

(c)                                  Either KeyBank or HPS may terminate this Agreement immediately upon giving written notice of termination in the event either party is required to discontinue its participation in the Program based upon a final order of state or federal court or regulatory body, unless such order is stayed pending appeal.

(d)                                 KeyBank may terminate this Agreement immediately in the event of a breach by HPS of the by-laws and regulations of Visa or MasterCard applicable to the services to be rendered herein remains unremedied for a period of more than ten (10) days, and is terminated automatically in the event of termination of KeyBank’s applicable Visa or MasterCard license or its membership in Visa or MasterCard or upon “deregistration” of HPS as an independent sales organization or as a member service provider by Visa or MasterCard.

(e)                                  In addition to other termination rights under this Section, Sponsor Bank shall have the right, at its option, to terminate this Agreement upon either of the following events:

(i)                                     If any federal or state regulatory agency with regulatory authority over Sponsor Bank requires, or requests in writing, termination of this Agreement or Sponsor Bank’s services, in whole or in part, under this Agreement, Sponsor Bank may terminate this Agreement at any time. Termination shall become effective ninety (90) days after written notice unless, in the event of a “required” termination, the regulatory agency requiring or requesting termination specifies a termination date less than ninety (90) after written notice, in which event the termination shall become effective as required or requested by the agency.

(ii)                                  If, as the result of any court decision, change in any law or regulation, or interpretation or ruling by any regulatory agency with jurisdiction over Sponsor Bank that arises after the date of this Agreement (collectively called “Applicable Law”), or Sponsor Bank’s receipt of a reasonable written opinion of its legal counsel, Sponsor Bank reasonably believes that continued delivery of Sponsor Bank’s services under this Agreement would violate any material Applicable Law, Sponsor Bank shall notify Company in writing of the specific Applicable Law or legal opinion and shall present to Company a plan to minimize or eliminate the adverse impact resulting therefrom. Company agrees to consider the plan, including such changes in the services as Sponsor Bank may propose, promptly and in good faith. The parties agree to use commercially reasonable efforts to agree upon a plan and to implement any appropriate corrective action within thirty (30) days after such notice. If the parties hereto cannot agree upon such a plan within said time period, either party may terminate this Agreement, effective immediately upon written notice to the other party.

(f)                                    Upon termination for any reason, HPS will have one hundred and eighty days to convert to another sponsor bank, moving the applicable BIN/ICA numbers to that new sponsor bank.

(h)                                 This agreement may be terminated by either party upon one hundred eighty (180) days written notice to the other party, if there shall be a change in the majority ownership of the non -terminating party.

2.3.                           Continuing Obligations

All obligations of either party incurred or existing under this Agreement as of the time of any termination hereof will survive such termination.

ARTICLE III

INDEMNIFICATION

3.1

(a)                                  Certificate of Deposit

HPS hereby agrees to obtain and have in effect as long as this Agreement is in effect, and for ninety (90) days after any expiration or earlier termination of this Agreement, a Certificate of Deposit, (herein called the “CD”), to be issued by Key Bank in an initial face amount of Five Hundred Thousand Dollars ($500,000.00).

(b)                                 The CD shall be delivered to Sponsor Bank within five (5) business days after the date of this Agreement. Upon any failure of Company to maintain the CD in effect, Sponsor Bank may immediately terminate this Agreement upon delivery of written notice to Company.

ARTICLE IV

MISCELLANEOUS PROVISIONS

4.1.                           Assignment

The rights, duties and obligations of HPS pursuant to this Agreement shall not be assigned or otherwise transferred in any way without the prior written consent of KeyBank. KeyBank may assign or transfer its rights, duties, and obligations pursuant to this Agreement to any party upon thirty (30) days written notice to HPS

4.2.                           Assurances

KeyBank and HPS agree that the performance of services under this Agreement is hereby made subject, without notice, to the regulation and examination of the Comptroller of the Currency, or such other governmental agency as shall have jurisdiction, together with any resolutions, agreements or assurances encompassing the foregoing matters, in such form as may be required by the Comptroller or other governmental agency.

4.3.                           Confidentiality

(a)                                  KeyBank will safeguard, and hold confidential from disclosure to unauthorized persons, all data relating to the Plan submitted to KeyBank pursuant to this Agreement to the same extent that KeyBank safeguards data relating to its own business, unless such data is otherwise available to the public or is already in KeyBank possession and was rightfully obtained by it from others, or unless required by law or regulation, or by Visa or MasterCard. In such case, KeyBank will bear no responsibility for disclosures thereof or with respect thereto, whether inadvertent or otherwise. Nothing contained herein will preclude KeyBank participation in Visa and/or MasterCard fraud and/or counterfeit deterrent procedures.

(b)                                 HPS will safeguard, and hold confidential from disclosure to unauthorized persons, all data relating to KeyBank business received by HPS pursuant to this Agreement to the same extent that HPS safeguards data relating to its own business, unless such data is otherwise available to the public or is already in HPS possession and was rightfully obtained by it from others, or unless required by law or regulation.

4.4.                           Due Care

(a)                                  KeyBank and HPS will exercise due care in inputting and processing data and information and in performing their respective obligations hereunder and each party will, in the event of an error or omission attributable to the malfunction of equipment which it owns or leases or to the acts, negligence or the failure of operators, programmers, or other personnel or programs employed by them, use its best efforts to correct such error or omission, and provide prompt notice of the error or omission to the other party.

(b)                                 Each party shall not be liable to the other for any nonperformance if it is prevented from performing any task hereunder in whole or in part as a result of an act of God, war, civil disturbance, labor dispute, or other cause beyond its reasonable control, provided, however, that the party will use its best efforts to restore performance.

4.5.                           Indemnity

(a)                                  HPS will at all times indemnify, protect and hold harmless KeyBank, and its subsidiaries, affiliates, directors, officers, employees, subcontractors, successors and assigns (the “Indemnified Parties”) from and against any and all liability, claims, demands, or disputes, together with all costs, charges and expenses, including counsel fees imposed upon or in any manner accruing against the Indemnified Parties, arising out of or in any way resulting from, or attributable to, (i) HPS failure to comply with any provision of this Agreement and (ii) Vital’s failure to comply with any provision of this Agreement which, pursuant to any written or oral agreement between Vital and HPS, Vital has agreed to perform.

(b)                                 KeyBank will at all times indemnify, protect and hold harmless HPS and its subsidiaries, affiliates, directors, officers, employees, subcontractors, successors and assigns (the “Indemnified Parties”) from and against any and all liability, claims, demands, or disputes, together with all costs, charges and expenses, including counsel fees imposed upon or in any manner accruing against the Indemnified Parties, arising out of or in any way resulting from, or attributable to KeyBank failure to comply with any provision of this Agreement.

(c)                                  HPS will, at its own expense and if KeyBank so requests, defend any action or proceeding brought against the Indemnified Parties in connection with any such liability, claim, demand, or dispute.

4.6.                           Inspection or Audit

KeyBank shall permit HPS or HPS designee at any reasonable time, with prior notice and at HPS expense, to conduct an inspection or audit of KeyBank records relative to HPS Plan and of KeyBank accounting or auditing procedures regarding HPS Plan. HPS shall permit KeyBank designee at any reasonable time, with prior notice and at KeyBank expense, to conduct an inspection or audit of HPS records and materials relative to its Plan and of HPS accounting or auditing procedures regarding its Plan. In addition, HPS will furnish to KeyBank on an annual basis, a financial statement of HPS which has been completed based upon generally accepted accounting principles. If KeyBank, as a result of such inspection, audit, or review, reasonably concludes that it is exposed to undue financial risk or exposure based on the internal controls and security procedures of HPS, KeyBank shall notify HPS in writing of such finding and HPS shall remedy such condition within the appropriate time frame given the perceived risk or exposure. If KeyBank and HPS cannot reach agreement on an appropriate remedy, either party may terminate this Agreement in accordance with Section 2.2 hereof.

4.7.                           Limitation on Damages

In any action by one of the parties against the other arising from performance, or the failure of performance, of the provisions of this Agreement, damages will be limited to general money damages in an amount not to exceed the actual damages of the party. In no case will the other party be responsible for special, incidental, consequential or exemplary damages, except for willful breach of this Agreement.

4.8.                           Notice Procedure

Notice, when required hereunder, will be sent by Certified or Registered Mail, postage prepaid, Federal Express, Airborne Express or a comparable overnight service, or by facsimile to the respective parties as set out below:

As to KeyBank:	KeyBank National Association
Mail Code: OH01510250
4910 Tiedeman
Brooklyn, OH 44144
	Attn:	Daniel J. Neistadt
Executive Vice President
Fax: (216) 813-1514

As to Heartland Payment Systems, Inc.	Heartland Payment Systems, Inc.
343 W. Bagley Rd., Suite 400
Berea, Ohio 44017
	Attn:	Martin J. Uhle
President & COO
Fax: (440) 239-0444

4.9.                           Right to Contract

Each of the parties warrants that neither its execution and delivery of this Agreement nor its performance of the provisions hereof is, or will constitute, a violation on its part of any contract, indenture or other agreement or relationship to which it is a party or by which it is bound, and hereby agrees that it will indemnify and save harmless the other party from and against any loss, costs, liability, damages or expense by reason of any claim which may be asserted to the contrary by any third party.

4.10.                     Taxes

In the event that the relationship created between KeyBank and HPS under this Agreement or any of the services rendered hereunder or any other aspect of the relationship gives rise to any tax responsibility, exclusive of income and similar taxes, payable to the State of Ohio, any other state or political subdivision thereof or to the Internal Revenue Services, or any other subdivision of the Federal government, such obligation, regardless of whether or not assessed against, will be the responsibility of HPS In the event that KeyBank should be required to pay any such tax obligation, HPS will reimburse KeyBank upon demand therefor.

4.11.                     Governing Law

This Agreement shall be governed by the laws of the State of Ohio with giving effect to conflict of law rules.

4.12.                     Counterparts

This Agreement may be executed in counterparts, each of which shall be considered an original and all of which shall constitute the same document.

4.13                        Sub- ISO’s / Sub-Contractors

HPS will not enter into sales agreements or use the services of other Independent Sales Organization (Sub-ISO) and/or Independent Sales Representatives without the approval of KeyBank.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Heartland Payment Systems, Inc.

/s/ Martin J. Uhle
Name:	Martin J. Uhle
Title:	President and Chief Operating Officer

KeyBank National Association:

/s/ Daniel J. Niestadt
Name:	Daniel J. Neistadt
Title:	Executive Vice President

SCHEDULE A

KeyBank Merchant Services Fee Schedule
To
Heartland Payment Systems, Inc.

KeyBank will pass all fees assessed to it by VISA, MasterCard, Vital Processing Services and any other third-party entity, if applicable, in conjunction with the Merchant Services business of HPS. Any additional services requested by HPS will be negotiated at a future date.

Funding Fees.

***********

Transaction Processing Fees.

1.                                       From April 1, 2002 through December 31, 2002 all transactions will be billed at ********** per item.

2.                                       From January 1, 2003 through April 1, 2006 all transactions will be billed at ********** per item.

3.                                       Effective January 1, 2003 HPS will pay KeyBank no less than ********** per month through the term of this agreement. HPS will pay the greater sum of ********** monthly or the sum of the transaction fees and the funding fees noted above.

4.                                       HPS will pay to KeyBank an Agent Bank registration fee of ********** for newly sponsored Agent Banks with 250 or fewer merchants, and ********** for Agent Banks with greater than 250 merchants.

* [****] Represents material which has been redacted and filed separately wi th the Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

FIRST AMENDMENT AGREEMENT

This First Amendment Agreement (herein called “Amendment Agreement”) is entered into effective as of the date specified below by and between KEYBANK NATIONAL ASSOCIATION, (“KeyBank”), with its main office at 127 Public Square, Cleveland, Ohio 44114-1306, and its merchant services administrative offices at 4900 Tiedeman Road, Brooklyn, Ohio 44144 and HEARTLAND PAYMENTS SYSTEMS, INC., with its office at 47 Hulfish Street, Suite 400, Princeton, New Jersey 08542 (“HPS”) and modifies, and shall become a part of, the Merchant Processing Agreement, dated as of April 1, 2002, between HPS and KeyBank (as amended, herein called the “Agreement”).

WHEREAS, KeyBank and HPS desire to amend the Agreement in the manner set forth below regarding the Card Program described therein.

NOW THEREFORE, for valuable consideration received, the parties hereto agree as follows:

A.                                   Definitions. For purposes of this Amendment Agreement, all defined terms used herein shall have the meaning set forth in the Agreement unless otherwise expressly defined herein.

B.                                     Amendments.

(1)                                  The initial term of the Agreement is hereby extended for three years. Thus, Section 2.1 of the Agreement is hereby amended to read as follows:

“2.1. Term of Agreement. This Agreement shall commence on the date shown at the beginning of the Agreement (April 1, 2002) and, unless terminated as provided herein, shall have a term of seven (7) years to continue until April 1, 2009. The Agreement shall continue for successive three (3) years terms after said initial term, unless terminated by either party (a) upon ninety (90) days prior written notice or (b) as otherwise provided in this Agreement.”

(2)                                  For purposes of Schedule A attached to the Agreement, and paragraph 2 in said Schedule A, the minimum monthly billing of Transaction Processing Fees shall apply to transaction fees only and not to Settlement Account Interest, effective as of December 1, 2004, and continuing through the end of the term of the Agreement.

(3)                                  Schedule A to the Agreement is further amended by adding the following terms:

“ACH Processing Fees.

HPS shall pay to KeyBank an *********** fee per ACH debit for the end of month settlement per Merchant Account, beginning November 1, 2003, and continuing through the end of the term of the Agreement.”

* [****] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

C.                                     Miscellaneous.

(1)                                  Modifications and Changes. This Amendment Agreement may only be amended by a written document signed by each of the parties. Neither party shall be deemed to have waived any of its rights, powers or remedies hereunder unless the waiving party approves such waiver in writing.

(2)                                  Severability; Headings. If any provision herein is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. Headings are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section.

(3)                                  Mutual Representations. HPS and KeyBank each represents and warrants that (i) it has the power to execute and perform this Amendment Agreement; (ii) the execution and performance of this Amendment Agreement by it has been duly authorized by all necessary corporate action; and (iii) this Amendment Agreement constitutes a legal, valid, and enforceable obligation of such party.

(4)                                  Governing Law. This Amendment Agreement and the rights and obligations of the parties hereunder shall be performed, construed, and interpreted in accordance with the laws of the United States and the State of Ohio, notwithstanding any conflict of laws doctrine.

(5)                                  Ratification. Except as otherwise amended hereby, the Agreement is hereby confirmed in all respects and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment Agreement, effective as of November 1, 2003.

KEYBANK		HEARTLAND PAYMENTS SYSTEMS, INC.
NATIONAL ASSOCIATION

By:	/s/ Daniel Neistadt	By:	/s/ Martin J. Uhle
	Daniel Neistadt		Martin J. Uhle

Title: Executive Vice President		Title: President and C.O.O.